Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments as discussed in Note 12 and the change in presentation of debt issuance costs as discussed in Note 2, as to which the date is November 23, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Internap Corporation's Current Report on Form 8-K dated November 23, 2016. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 23, 2016